UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

CAMAC Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On June 19, 2014, the management of CAMAC Energy Inc. (the “Company”) concluded that the Company’s unaudited financial statements included in its quarterly report on Form 10-Q for the first quarter of 2014 (the “First Quarter 10-Q”) contained errors. On June 24, 2014, the Company’s audit committee and management concluded that the unaudited financial statements contained in the First Quarter 10-Q should no longer be relied upon because of these errors and that the Company should amend the First Quarter 10-Q and restate the unaudited financial statements contained therein.

As previously disclosed, on February 21, 2014, the Company and Allied Energy Plc, a privately held company incorporated in the Federal Republic of Nigeria that is not subject to periodic reporting obligations under the Securities Exchange Act of 1934 (“Allied”), completed a transaction (the “Allied Transaction”) in which the Company acquired from Allied the remaining economic interests in a production sharing contract covering Oil Mining Leases 120 and 121 located offshore Nigeria and related assets (the “Allied Assets”). Management discovered the errors referenced above subsequent to filing the First Quarter 10-Q while preparing recast historical financial information of the Company to account for the Allied Transaction as a combination of businesses under common control. This recast historical financial information, which would be in addition to the recast historical financial information already presented in the First Quarter 10-Q, was being prepared in connection with the anticipated filing of a registration statement as required by the registration rights agreement between the Company and Allied.

In preparing this recast historical financial information, the Company discovered that it had miscalculated the crude oil inventory of the Allied Assets in connection with preparing the First Quarter 10-Q.   The miscalculation resulted in an understatement of crude oil inventory as of December 31, 2013 of approximately $9.5 million in the First Quarter 10-Q and errors in the First Quarter 10-Q with the calculations of (i) accumulated deficit as of December 31, 2013, (ii) production costs and net losses for the three months ended March 31, 2014 and the three months ended March 31, 2013 and (iii) net loss per common share for the three months ended March 31, 2014 and the three months ended March 31, 2013.   Further, Allied informed the Company that it had received additional information from third party vendors that required Allied to correct certain financial information previously provided to the Company with respect to the Allied Assets.   This resulted in errors in the First Quarter 10-Q with the calculations of (i)  paid-in capital as of  December 31, 2013  and  March 31, 2014,  and (ii)  total operating costs and expenses for the three months ended  March 31, 2014.

Because of these errors, the audit committee has directed management to conduct a review of the unaudited financial statements contained in the First Quarter 10-Q and the financial information provided by Allied with respect to the Allied Assets. This review may require the Company to make further adjustments to the unaudited financial statements contained in the First Quarter 10-Q.

Additionally, in light of the crude oil inventory miscalculation described above, management, in consultation with the audit committee, has determined that, as of March 31, 2014, there was a material weakness in the Company’s internal control over financial reporting with respect to complex, non-recurring transactions. The Company is actively engaged in developing a remediation plan to address this material weakness.

The Company’s audit committee and management have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our current expectations about our company and our financial statements. Words such as “expect,” “will,” “anticipate,” “indicate,” “estimate,” “believes,” “plans” and similar expressions are intended to identify such forward-looking statements. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, among others, risks associated with our ability to complete in a timely manner the restatement of our unaudited financial statements from the first quarter of 2014 and the amendment of the First Quarter 10-Q; the ability of our management to implement measures that effectively remediate the material weakness in our internal control over financial reporting and to avoid future material weaknesses, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2014	CAMAC Energy Inc.

/s/ Earl W. McNiel
Earl W. McNiel
Senior Vice President and Chief Financial Officer

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